Exhibit 99.1

January 17, 2013

Board of Directors
The First Bancshares, Inc.
The First, A National Banking Association

To Board Members,

My goal for the bank since inception in 1995 has been to enjoy and be part of a group such as this board. We have all grown in many ways. Most of all, in trust and respect for each other. I now feel I can best serve the mission of The First by not serving on the Board. All of you know the onerous task of being a board member. I feel that I must devote as much time as possible to my companies, most of which I founded, for the foreseeable future. My resignation will be effective immediately.

Sincerely,

/s/ Dennis Pierce

Dennis Pierce